Exhibit 99.1

Inergy Reports Record Fourth Quarter and Annual Results

***************

Management Conference Call Scheduled for 10:00 a.m. CT Today

Kansas City, MO (December 1, 2008) – Inergy, L.P. (NASDAQ:NRGY) and Inergy Holdings, L.P. (NASDAQ:NRGP) today each reported record results of operations for the fiscal fourth quarter and year ended September 30, 2008.

Inergy, L.P.

Inergy, L.P. (“Inergy”) reported Adjusted EBITDA of $239.0 million for the year ended September 30, 2008, an increase of $27.8 million, or approximately 13.2% from $211.2 million for the year ended September 30, 2007. Distributable cash flow was $174.3 million in fiscal 2008 compared to $155.8 million in fiscal 2007, an increase of approximately 11.9%.

Net income, excluding certain items as discussed below, was $76.7 million for the year ended September 30, 2008, or $0.81 per diluted limited partner unit, and $74.4 million or $0.98 per diluted limited partner unit for the year ended September 30, 2007. Distributable cash flow per unit on a fully distributed basis increased to $2.60 per diluted limited partner unit in 2008 from $2.47 per diluted limited partner unit in 2007.

As previously announced, the Board of Directors of Inergy’s general partner increased Inergy’s quarterly cash distribution to $0.635 per limited partner unit ($2.54 annually) for the quarter ended September 30, 2008. This represents an approximate 7% increase over the distribution for the same quarter of the prior year. The distribution was paid on November 14, 2008.

“Our performance in 2008 builds on our track record of consistently delivering on our financial and operating objectives,” said John Sherman, President and CEO of Inergy. “More importantly, fiscal 2009 is off to a good start. The current energy price environment is favorable to our propane business, and our midstream business is fee-based with virtually no commodity price exposure. Our cash earnings are very stable, our capital projects are discretionary, and we have visibility to increased distributable cash flow from capital previously invested. We are well positioned to navigate in the current environment on behalf of our investors.”

Inergy also reiterates its previously announced adjusted EBITDA guidance range for the full fiscal year ended September 30, 2009, of $277 million to $294 million.

Fiscal Year-End Results

Retail propane gallon sales decreased to 331.9 million gallons for the year ended September 30, 2008, from 362.2 million gallons sold in 2007. This decrease was due primarily to customer conservation, which we believe resulted, in large part, from the approximate 49% higher average cost of Mt. Belvieu propane in fiscal 2008 compared to fiscal 2007.

Retail propane gross profit was $312.9 million for the year ended September 30, 2008, compared to $313.3 million in 2007. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates, and other was $97.4 million in the year ended September 30, 2008, compared to $85.3 million in 2007. Gross profit from midstream operations for the year ended September 30, 2008, increased 59% to $92.0 million from $57.8 million in the prior year.

Operating and administrative expenses for the year ended September 30, 2008, were $265.6 million compared to $247.8 million in the same period of 2007.

Exclusions from net income discussed above included a loss of $11.5 million and $8.0 million during fiscal 2008 and 2007, respectively, recognized on the write-down and disposal of certain vehicles, tanks, and real estate deemed to be excess, redundant, or underperforming assets. Also excluded from net income and gross profit discussed above were a non-cash loss of $0.1 million in 2008 and a non-cash gain of $0.6 million in 2007 resulting from derivative contracts associated with retail propane fixed price sales.

Fourth Quarter Results

Inergy reported Adjusted EBITDA of $22.7 million for the three months ended September 30, 2008, an increase of $8.9 million, or 64.5%, from $13.8 million reported in the fourth quarter of last year. Net loss for the quarter, excluding certain items as discussed below, was $(21.4) million for the three months ended September 30, 2008, and $(22.0) million for the three months ended September 30, 2007. Due to the seasonal nature of the propane industry, Inergy typically reports a quarterly loss in its fourth fiscal quarter. Net loss per limited partner unit excluding the items discussed above for the quarter ended September 30, 2008, was $(0.62) per diluted limited partner unit, compared to $(0.59) per diluted limited partner unit in the same period of the prior year.

In the quarter ended September 30, 2008, retail propane gallon sales were 42.2 million gallons compared to 48.5 million gallons sold in the same quarter of the prior year.

Retail propane gross profit was $39.2 million for the quarter ended September 30, 2008, compared to $37.0 million for the quarter ended September 30, 2007. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates, and other was $22.4 million in the quarter ended September 30, 2008, compared to $16.2 million for the same quarter in the prior year. Gross profit from midstream operations increased to $25.5 million for the quarter ended September 30, 2008, from $15.9 million for the same quarter in the prior year.

Exclusions from net income discussed above included a loss of $12.3 million and $6.4 million on the disposal of excess property, plant, and equipment during the three months ended September 30, 2008 and 2007, respectively. Also excluded from net income and gross profit discussed above was a non-cash gain of $0.6 million and $0.1 million during the three months ended September 30, 2008 and 2007, respectively, resulting from the derivative contracts associated with retail propane fixed price sales.

For the quarter ended September 30, 2008, operating and administrative expenses increased to $67.0 million compared to $56.0 million in the same period of fiscal 2007.

Inergy Holdings, L.P.

As discussed above, the $0.635 per limited partner unit distribution by Inergy, L.P. resulted in Inergy Holdings, L.P. receiving a total distribution of $13.8 million with respect to the fourth fiscal quarter of 2008. As a result of this Inergy, L.P. distribution, Inergy Holdings, L.P. declared a quarterly distribution of $0.65 per limited partner unit or $2.60 on an annualized basis. This represents an approximate 21% increase over the $0.535 per limited partner unit paid for the same quarter of the prior year. The distribution was paid on November 14, 2008.

Inergy, L.P. and Inergy Holdings, L.P. will conduct a live conference call and internet webcast today, December 1, 2008, to discuss results of operations for the fourth quarter and fiscal year end and its business outlook. The call will begin at 10:00 a.m. CT. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergypropane.com. A digital recording of the call will be available for one week following the call by dialing 1-800-642-1687 and entering the pass code 68806291.

Inergy, L.P., with headquarters in Kansas City, MO, is among the fastest growing master limited partnerships in the country. The Company’s operations include the retail marketing, sale, and distribution of propane to residential, commercial, industrial, and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The Company also operates a natural gas storage business and a supply logistics, transportation, and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.’s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

This press release contains forward-looking statements, which are statements that are not historical in nature such as our business outlook. Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated, or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions; the general level of petroleum product demand and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; the demand for high deliverability natural gas storage capacity in the Northeast; our ability to successfully implement our business plan; the outcome of rate decisions levied by the Federal Energy Regulatory Commission; our ability to generate available cash for distribution to unitholders; and the costs and effects of legal, regulatory, and administrative proceedings against us or which may be brought against us. These and other risks and assumptions are described in Inergy’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Years Ended September 30, 2008 and 2007

(in millions, except per unit data)

	Three Months Ended September 30,		Year Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenue:
Propane	$237.2	$194.2	$1,386.8	$1,150.4
Other	103.7	79.3	492.1	332.7

	340.9	273.5	1,878.9	1,483.1

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	191.0	153.3	1,053.0	820.0
Other	62.2	51.0	323.7	206.1

	253.2	204.3	1,376.7	1,026.1

Gross profit	87.7	69.2	502.2	457.0
Expenses:
Operating and administrative	67.0	56.0	265.6	247.8
Depreciation and amortization	25.9	22.5	98.0	83.4
Loss on disposal of assets	12.3	6.4	11.5	8.0

Operating income (loss)	(17.5)	(15.7)	127.1	117.8

Other income (expense):
Interest expense, net	(15.9)	(12.9)	(60.9)	(52.0)
Other income	0.9	0.5	1.0	1.9

Income (loss) before income taxes and interest of non-controlling partners in ASC	(32.5)	(28.1)	67.2	67.7

Provision for income taxes	(0.1)	(0.2)	(0.7)	(0.7)
Interest of non-controlling partners in ASC’s consolidated net income (a)	(0.5)	—	(1.4)	—

Net income (loss)	$(33.1)	$(28.3)	$65.1	$67.0

Partners’ interest information:
Non-managing general partner and affiliates interest in net income	$9.2	$7.4	$36.1	$27.5
Beneficial conversion value of Special Units	—	—	—	10.3
Distributions paid on restricted units	0.1	0.1	0.3	0.2

Total interest in net income not attributable to limited partners’	$9.3	$7.5	$36.4	$38.0

Total limited partners’ interest in net income (loss)	$(42.4)	$(35.8)	$28.7	$29.0

Net income (loss) per limited partner unit:
Basic	$(0.85)	$(0.72)	$0.58	$0.61

Diluted	$(0.85)	$(0.72)	$0.57	$0.61

Weighted average limited partners’ units outstanding (in thousands):
Basic	50,044	49,628	49,777	47,693

Diluted	50,044	49,628	49,851	47,875

(a)	We acquired a majority interest in the operations of Steuben when we acquired 100% of the membership interest in ASC. ASC holds a majority interest in the operations of Steuben.

	Three Months Ended September 30,		Year Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Supplemental Information:

Retail gallons sold	42.2	48.5	331.9	362.2

Cash			$17.3	$7.7

Outstanding debt:
Working capital facility			$65.0	$31.0
Acquisition facility			182.0	40.0
Senior unsecured notes			826.9	622.4
Bond premium (e)			3.8	—
ASC credit agreement			10.9	—
Other debt			18.0	16.8

Total debt			$1,106.6	$710.2

Total partners’ capital			$637.8	$741.2

EBITDA:
Net income (loss)	$(33.1)	$(28.3)	$65.1	$67.0
Interest expense, net	15.9	12.9	60.9	52.0
Interest of non-controlling partners in ASC’s ITDA (f)	(0.1)	—	(0.8)	—
Provision for income taxes	0.1	0.2	0.7	0.7
Depreciation and amortization	25.9	22.5	98.0	83.4

EBITDA (a)	$8.7	$7.3	$223.9	$203.1
Non-cash (gain) loss on derivative contracts	(0.6)	(0.1)	0.1	(0.6)
Loss on the disposal assets	12.3	6.4	11.5	8.0
Non-cash compensation expense	2.3	0.2	3.5	0.7

Adjusted EBITDA (a)	$22.7	$13.8	$239.0	$211.2

Distributable cash flow:
Adjusted EBITDA (a)	$22.7	$13.8	$239.0	$211.2
Cash interest expense (b)	(15.4)	(12.2)	(58.6)	(49.6)
Maintenance capital expenditures (c)	(1.8)	(2.2)	(5.4)	(5.1)
Income tax expense	(0.1)	(0.2)	(0.7)	(0.7)

Distributable cash flow (d)	$5.4	$(0.8)	$174.3	$155.8

(a)	EBITDA is defined as income (loss) before taxes, plus net interest expense (inclusive of write-off of deferred financing costs) and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding (1) non-cash gains or losses on derivative contracts associated with fixed price sales to retail propane customers, (2) long-term incentive (one-time conversion bonuses) and equity compensation expense and (3) gains or losses on disposal of property, plant and equipment. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. EBITDA and Adjusted EBITDA are presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. We believe that the presentation of EBITDA and Adjusted EBITDA is useful to lenders and investors because of their use in the propane industry and for master limited partnerships as an indicator of the strength and performance of the ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, we believe that EBITDA and Adjusted EBITDA provide useful information to our investors for trending, analyzing and benchmarking our operating results as compared to other companies that may have different financing and capital structures. The presentation of EBITDA and Adjusted EBITDA allow investors to view our performance in a manner similar to the methods used by management and provide additional insight to our operating results.
(b)	Cash interest expense is net of amortization charges associated with deferred financing costs.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)

Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. We believe that distributable cash flow provides additional information for evaluating Inergy’s ability to declare and pay distributions to unitholders.

Distributable cash flow should not be considered an alternative to cash flow from operating activities or any other measure of financial performance in accordance with accounting principles generally accepted in the United States. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

(e)	In April 2008, the Company announced the placement of a $200 million add-on to its existing 8.25% senior unsecured notes under Rule 144A to eligible purchasers. The proceeds from the bond issuance were $204 million, representing a premium of $4 million to par. The $4 million premium will be amortized on a non-cash basis over the term of the senior notes.
(f)	ITDA – Interest, taxes, depreciation and amortization.

Inergy Holdings, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months and Years Ended September 30, 2008 and 2007

(in millions, except per unit data)

	Three Months Ended September 30,		Year Ended September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenue:
Propane	$237.2	$194.2	$1,386.8	$1,150.4
Other	103.7	79.3	492.1	332.7

	340.9	273.5	1,878.9	1,483.1

Cost of product sold (excluding depreciation and amortization as shown below):
Propane	191.0	153.3	1,053.0	820.0
Other	62.2	51.0	323.7	206.1

	253.2	204.3	1,376.7	1,026.1

Gross profit	87.7	69.2	502.2	457.0

Expenses:
Operating and administrative	67.2	56.2	266.6	248.6
Depreciation and amortization	25.9	22.5	98.0	83.4
Loss on disposal of assets	12.3	6.4	11.5	8.0

Operating income (loss)	(17.7)	(15.9)	126.1	117.0

Other income (expense):
Interest expense, net	(16.3)	(13.5)	(62.6)	(54.4)
Other income	0.9	0.5	1.0	1.9

Income (loss) before gain on issuance of units in Inergy, income taxes and interest of non-controlling partners in Inergy, L.P. and ASC	(33.1)	(28.9)	64.5	64.5
Gain on issuance of units in Inergy, L.P.	—	—	—	80.6
Provision for income taxes	(0.1)	—	(1.4)	(6.5)
Interest of non-controlling partners in Inergy, L.P.’s net income	38.4	32.8	(26.2)	(36.0)
Interest of non-controlling partners in ASC’s consolidated net income	(0.5)	—	(1.4)	—

Net income	$4.7	$3.9	$35.5	$102.6

Partners’ interest information:
Less distribution paid on restricted units	$0.2	$—	$0.5	$—

Net income available to limited partners’ units	$4.5	$3.9	$35.0	$102.6

Net income per limited partner unit:
Basic	$0.23	$0.19	$1.75	$5.13

Diluted	$0.23	$0.19	$1.73	$5.06

Weighted average limited partners’ units outstanding (in thousands):
Basic	20,018	20,006	20,011	20,003

Diluted	20,142	20,299	20,222	20,258